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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement            [ ]  Confidential, For Use of the
[ ] Definitive Proxy Statement                  Commission Only (as permitted by
[ ] Definitive Additional Materials             Rule 14a-6(e)(2))

[X] Soliciting Material Under Rule 14a-12


                            People's Bancshares, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:
        (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4) Proposed maximum aggregate value of transaction:
        (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:


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On October 1, 2001, People's Bancshares, Inc. issued the following press release:


                    FIRSTFED AMERICA BANCORP, INC. TO ACQUIRE
                    -----------------------------------------

                            PEOPLE'S BANCSHARES, INC.


     NEW BEDFORD, Mass, October 1, 2001/PRNewswire/ - FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED," AMEX: FAB), Swansea, Massachusetts, and People's Bancshares, Inc. ("People's," NASDAQ: PBKB), jointly announced today that they have signed a definitive agreement whereby FIRSTFED will acquire People's Bancshares for approximately $72 million in cash and stock. The transaction will increase FIRSTFED's assets from $1.7 billion as of June 30, 2001 to approximately $2.7 billion, increase its number of banking offices from 15 to 27, and increase its number of loan origination centers from 5 to 15.

     Robert F. Stoico, Chairman, President and Chief Executive Officer of FIRSTFED stated, "We are very pleased to announce our proposed acquisition of People's Bancshares, Inc. This merger represents a natural extension of our franchise and will give us the largest deposit market share among community banks in Bristol County, Massachusetts. When combined with our on-going expansion in Rhode Island, the transaction further solidifies FIRSTFED's position as one of the region's premier community banks."

     "We believe this transaction is an excellent opportunity for our shareholders and our customers," said Richard S., Straczynski, President and Chief Executive Officer of People's. "Our commitments to maximizing shareholder value and to preserving the community bank quality of service we have offered to People's customers will be met by this merger. People's customers will benefit from the addition of the extensive network of FIRSTFED's offices and ATM's, and they will have access to a greater selection of services including trust and asset management services, as well as a full array of insurance products."

     The merger is expected to be completed in the first quarter of 2002. Upon consummation of the merger, former shareholders of People's will own approximately 23% of FIRSTFED's outstanding shares. To the extent they receive FIRSTFED shares, the transaction is expected to be tax-free to People's shareholders.

     FIRSTFED expects to recognize savings in the range of 20-25% of People's consolidated expenses by the end of 2002 and also expects the merger to be accretive to earnings per share in the first year after the merger is completed. FIRSTFED's management team and Board of Directors will remain intact following the merger. One member of People's Board of Directors will be added to the Board of Directors of FIRSTFED and First Federal Savings Bank of America.


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Terms of the Merger

     Under the terms of the merger agreement, People's stockholders can elect to receive either 1.2644 shares of FIRSTFED common stock (and cash in lieu of any fractional share) or $22.00 in cash for each share of People's common stock they own. The elections of People's shareholders will be subject to the requirement that 55% of People's shares be exchanged for cash and 45% be exchanged for FIRSTFED common stock.

     People's can terminate the merger agreement should FIRSTFED common stock decline in value by more than certain percentages during a specified measurement period, provided that FIRST can require People's to proceed with the transaction by increasing the exchange ratio to a specified level. Should the value of FIRSTFED common stock increase by more than 20%, the value of FIRSTFED shares to be exchanged for People's shares would be capped at $26.40.

     The merger is subject to certain conditions, including the approval of the shareholders and regulators of both companies.

     In connection with the agreement, People's granted to FIRSTFED an option to purchase up to 19.9% of its common stock under certain terms and conditions.

Pricing Summary

     Price to normalized trailing 4Q earnings             11.0x
     Price to 6/30/01 book value                          216%
     Premium to 9/28/01 People's market value             60%
     Premium to 6/30/01 deposits                          6.7%

Safe Harbor

     This news release contains certain forward-looking statements about the proposed merger of FIRSTFED and People's. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," " expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating FIRSTFED and People's, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which FIRSTFED and People's are engaged, and changes in the securities markets.

FIRSTFED and People's will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the securities and Exchange Commission (SEC). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY

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CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FIRSTFED will be available free of charge from the Secretary of FIRSTFED at ONE FIRSTFED PARK, Swansea, Massachusetts 02777, telephone 508-679-8181. Document filed with the SEC by People's will be available free of charge from the Secretary of People's at 545 Pleasant Street, New Bedford, Massachusetts 02740, telephone 508-991-2601. READ THE JOINT PROXY STATEMENT PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

     FIRSTFED and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FIRSTFED shareholders to approve the merger. Information about the directors and executive officers of FIRSTFED and their ownership of FIRSTFED common stock is set forth in FIRSTFED's proxy statement as filed with the SEC on June 22, 2001.

     People's and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from People's shareholders to approve the merger. Information about the directors and executive officers of People's and their ownership of People's common stock is set forth in People's proxy statement as filed with the SEC on April 30, 2001.

     Additional information about the interests of those participants may be obtained from the definitive joint proxy statement/prospectus regarding the proposed acquisition when it becomes available.

     FIRSTFED is a financial services company offering a wide range of financial products through its subsidiaries. First Federal Savings Bank of America currently operates 15 banking offices throughout Southeastern Massachusetts and Rhode Island as well as four loan origination centers serving Massachusetts and Rhode Island. The Bank also operates a financial service center serving Western Massachusetts and Connecticut and will open its sixteenth banking office in Middletown, Rhode Island later this year. At June 30, 2001, First Federal had total assets of $1.7 billion and total deposits of $703 million. Online banking is available through FIRSTFED online at www.firstfedamerica.com. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products in all of its locations and via www.firstfedamerica.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services. Visit the FIRSTFED Web sits at www.firstfedamerica.com for additional information on the Company including previous press releases and historical financial data.

     People's is the holding company for People's Savings Bank of Brockton. People's Mortgage Corporation is a subsidiary of People's Savings Bank. People's Savings Bank currently operates 12 banking locations in Southeastern Massachusetts and People's Mortgage operates out of 10 loan production offices in Massachusetts, Connecticut, Maryland and Virginia. At June 30, 2001, People's had total assets of $926.3 million and total deposits of $579.0 million


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For further information contact:

Richard S. Straczynski                    Robert F. Stoico
President and CEO                         Chairman, President and CEO
People's Bancshares, Inc.                 FIRSTFED AMERICA BANCORP, INC.
(508) 991-2601                            (508) 679-8181

James K. Hunt                             Edward A. Hjerpe, III
Executive Vice President and CFO          Executive Vice President, COO and CFO
People's Bancshares, Inc.                 FIRSTFED AMERICA BANCORP, INC.
(508) 991-2601                            (508) 679-8181


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